                                                                       EXHIBIT 2


                           SECOND AMENDED AND RESTATED

                             STOCKHOLDERS AGREEMENT

                                  BY AND AMONG

                           AENEAS VENTURE CORPORATION,

                    INTERNATIONAL MOTOR CARS GROUP I, L.L.C.,

                   INTERNATIONAL MOTOR CARS GROUP II, L.L.C.,

                       J.P. MORGAN PARTNERS (BHCA), L.P.,

                               MITSUI & CO., LTD.,

                          MITSUI & CO. (U.S.A.), INC.,

                               PENSKE CORPORATION,

                        PENSKE CAPITAL PARTNERS, L.L.C.,

                        PENSKE AUTOMOTIVE HOLDINGS CORP.,

                          VIRGINIA SURETY COMPANY, INC.

                                       AND

                             UNITED AUTO GROUP, INC.

                          Dated as of February 22, 2002

                                TABLE OF CONTENTS

                                                                                                 PAGE
ARTICLE I DEFINITIONS........................................................................     2

   1.1    Definitions........................................................................     2
   1.2    Rules of Construction..............................................................     5

ARTICLE II BOARD COMPOSITION AND VOTING AGREEMENTS...........................................     5

   2.1    Board Composition..................................................................     5
   2.2    Composition of Committees of the Board of Directors................................     5
   2.3    Voting Agreement...................................................................     6
   2.4    Reduction in Right of PCP Entities to Designate Directors..........................     6
   2.5    Suspension of Right to Designate Directors.........................................     6
   2.6    Replacement Directors..............................................................     6
   2.7    Termination of Article II..........................................................     7
   2.8    Quorum.............................................................................     7

ARTICLE III STANDSTILL PROVISIONS............................................................     7

   3.1    Standstill Provisions..............................................................     7
   3.2    Exceptions to the Standstill Provisions............................................     8
   3.3    Standstill Provisions applicable to JPMP and AON...................................     8
   3.4    Exceptions to the Standstill Applicable to JPMP and AON............................     9
   3.5    Penske Standstill with respect to Company Offering.................................     9
   3.6    Action by PCP Entities.............................................................    10

ARTICLE IV TRANSFER RESTRICTIONS.............................................................    10

   4.1    Right of First Offer...............................................................    10
   4.2    Tag-Along Rights...................................................................    12
   4.3    Transferees; Noncomplying Transfers................................................    12

ARTICLE V CERTAIN COVENANTS..................................................................    13

   5.1    Legend on Certificates.............................................................    13
   5.2    Roger Penske to Serve as Chairman and Chief Executive Officer......................    14
   5.3    Registration Rights Agreement......................................................    14
   5.4    Regulatory Matters.................................................................    15
   5.5    Confidentiality Obligation.........................................................    15
   5.6    Further Assurances.................................................................    16

ARTICLE VI MUTUAL REPRESENTATIONS AND WARRANTIES.............................................    16

   6.1    Organization.......................................................................    16
   6.2    Authorization, Validity and Enforceability.........................................    16
   6.3    No Violation or Breach.............................................................    16

ARTICLE VII TERM.............................................................................    17

   7.1    Term...............................................................................    17
   7.2    Effects of Termination.............................................................    17

ARTICLE VIII MISCELLANEOUS PROVISIONS........................................................    17

   8.1    Survival...........................................................................    17
   8.2    Notices............................................................................    17
   8.3    Amendments.........................................................................    19
   8.4    Assignment and Parties in Interest.................................................    19
   8.5    Expenses...........................................................................    20
   8.6    Entire Agreement...................................................................    20

   8.7    Descriptive Headings...............................................................    20
   8.8    Counterparts.......................................................................    20
   8.9    Governing Law; Jurisdiction........................................................    20
   8.10   Severability.......................................................................    21
   8.11   Specific Performance...............................................................    21
   8.12   Transfers to Affiliates............................................................    21
   8.13   Public Filings.....................................................................    22

Exhibits

Exhibit A - Form of Registration Rights Agreement
Exhibit B - Form of Regulatory Sideletter

Schedules

Schedule 5.3 - Agreements granting registration rights

                                             THIS SECOND AMENDED AND RESTATED
                                    STOCKHOLDERS AGREEMENT (the "Agreement") dated as of February 22, 2002 by and among AENEAS VENTURE CORPORATION, a Delaware corporation ("Harvard"), INTERNATIONAL MOTOR CARS GROUP I, L.L.C., a Delaware limited liability company ("PCP I"), INTERNATIONAL MOTOR CARS GROUP II, L.L.C., a Delaware limited liability company ("PCP II" and, together with PCP I, the "PCP Entities"), MITSUI & CO., LTD., a Japanese company ("Mitsui Japan"), MITSUI & CO. (U.S.A.), INC., a New York corporation ("Mitsui USA" and together with Mitsui Japan, "Mitsui"), PENKSE CORPORATION, a Delaware corporation ("Penske Corporation"), PENSKE AUTOMOTIVE HOLDINGS CORP., a Delaware corporation ("Penske Holdings"), PENSKE CAPITAL PARTNERS, L.L.C., a Delaware limited liability company ("Penske Capital," and together with Penske Corporation and Penske Holdings, "Penske"), and UNITED AUTO GROUP, INC., a Delaware corporation (the "Company").

                  WHEREAS, Harvard, the PCP Entities, Penske Capital, Penske Corporation, Mitsui and the Company are parties to a certain Amended and Restated Stockholders Agreement dated as of February 28, 2001 (the "Existing Agreement");

                  WHEREAS, the parties to the Existing Agreement wish to amend and restate in its entirety the Existing Agreement to continue to provide for certain matters relating to the ownership and transfer of the Common Stock, and to bind new parties to such Existing Agreement, on the terms and conditions provided in this Agreement.

                  NOW, THEREFORE, in consideration of the promises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

1.1      DEFINITIONS.

         Unless otherwise defined herein, capitalized terms used herein shall have the meanings specified below:

                  "Adjusted Beneficial Ownership" has the meaning set forth in
Section 2.4.

                  "Affiliate" means "affiliate" as defined in Rule 405 promulgated under the Securities Act.

                  "AON" means Virginia Surety Company, Inc., an Illinois corporation.

                  "AON Standstill Shares" has the meaning set forth in Section 3.3.

                  "Beneficial Ownership" means "beneficial ownership" as defined in Rule 13d-3 promulgated under the Exchange Act. The term "Beneficial Owner" shall have a correlative meaning.

                  "Business Day" means a calendar day, other than (a) a Saturday or Sunday, and (b) a day on which commercial banks are required or permitted by law or other governmental action to close in New York, New York, United States of America and Tokyo, Japan.

                  "Common Stock" means the voting Common Stock, par value $.0001 per share, and non-voting Common Stock, par value $.0001 per share, of the Company, and includes any securities issued with respect to such shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, amalgamation, merger, consolidation or other reorganization or otherwise.

                  "Company" has the meaning set forth in the recitals hereto.

                  "Direction Letters" means the each of (i) the direction letter dated as of the date hereof among PCP I, JPMP, AON, Penske Capital and Penske Corporation and (ii) the direction letter dated as of the date hereof among PCP II, JPMP and Penske Capital.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Harvard" has the meaning set forth in the preamble.

                  "Independent Directors" means persons nominated by the immediately preceding directors who (i) were initially nominated by the audit committee of the Company and (ii) are not Affiliates of either the PCP Entities or their respective Affiliates (other than the Company).

                  "Indication of Intent" has the meaning set forth in Section
4.1.

                  "JPMP" means J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership, and successor to Chase Equity Associates, L.P., a California limited partnership.

                  "JPMP Standstill Shares" has the meaning set forth in Section 3.3.

                  "Limited Transfer Period" has the meaning set forth in Section 4.1.

                  "Mitsui" has the meaning set forth in the preamble.

                  "Operating Agreements" means each of (i) the Amended and Restated Limited Liability Company Agreement for PCP I and (ii) the Amended and Restated Limited Liability Company Agreement for PCP II, each dated as of the date hereof, and each as amended from time to time.

                  "PCP Directors" has the meaning set forth in Section 2.1.

                  "PCP Entities" has the meaning set forth in the preamble.

                  "PCP I" has the meaning set forth in the preamble.

                  "PCP II" has the meaning set forth in the preamble.

                  "Penske" has the meaning set forth in the recitals hereto.

                  "Penske Capital" has the meaning set forth in the preamble.

                  "Penske Corporation" has the meaning set forth in the preamble.

                  "Penske Holdings" has the meaning set forth in the preamble.

                  "Penske Offer" has the meaning set forth in Section 4.1.

                  "Penske Purchase Amount" has the meaning set forth in Section 4.1.

                  "Penske Rejection" has the meaning set forth in Section 4.1.

                  "Permitted Transferee" of a person means (a) a corporation, partnership or other entity wholly owned by such person; provided, that such corporation, partnership or other entity shall agree in writing that it shall transfer to such person any Restricted Securities which it holds prior to such time as it ceases to be wholly owned by such person, and (b) the equity owners of such person to the extent such equity owners receive a pro rata distribution of Restricted Securities.

                  "Registration Rights Agreement" means the Registration Rights Agreement dated as of the date hereof, as amended, among JPMP, AON, the Company and the other parties thereto.

                  "Regulatory Sideletter" has the meaning set forth in Section 5.4.

                  "Rejected Shares" has the meaning set forth in Section 4.1.

                  "Rejected Share Transfer Period" has the meaning set forth in
Section 4.1.

                  "Restricted Securities" means any Common Stock or other equity security of the Company Beneficially Owned by a Restricted Stockholder and any securities convertible, exercisable or exchangeable for Common Stock or such other equity securities, including, without limitation, the Series A Preferred Stock, the Series B Preferred Stock and the Warrants.

                  "Restricted Stockholder" means each of Harvard, Penske, the PCP Entities and Mitsui.

                  "Section 3.3 Standstill Period" has the meaning set forth in
Section 3.3.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Series A Preferred Stock" means the Series A Convertible Preferred Stock, par value $.000l per share, of the Company.

                  "Series B Preferred Stock" means the Series B Convertible Preferred Stock, par value $.000l per share, of the Company.

                  "Standstill Shares" has the meaning set forth in Section 3.3.

                  "Tag-Along Notice" has the meaning set forth in Section 4.2.

                  "Tag-Along Stockholders" has the meaning set forth in Section 4.2.

                  "Transfer" means any direct or indirect transfer, sale, assignment, gift, pledge, mortgage, hypothecation or other disposition of any interest. The terms "Transferee," "Transferor," "Transferred," and "Transferable" shall each have a correlative meaning.

                  "Transfer Amount" has the meaning set forth in Section 4.1.

                  "Transfer Notice" has the meaning set forth in Section 4.1.

                  "Transferring Party" has the meaning set forth in Section 4.1.

                  "Underwritten Offering" has the meaning set forth in Section 4.1.

                  "Underwritten Offer Period" has the meaning set forth in
Section 4.1.

                  "Underwritten Share Price" has the meaning set forth in
Section 4.1.

                  "Unlimited Share Transfer Period" has the meaning set forth in
Section 4.1.

                  "Warrants" means warrants exercisable for Common Stock.

         When reference is made herein to securities held by the PCP Entities for the account of JPMP or AON (or similar references) such references shall be to shares of capital stock of the Company contained in the JPMP Share Account or the AON Share Account (as each such term is defined in the applicable Operating Agreement(s)) held by the PCP Entities for the account of such Persons.

1.2      RULES OF CONSTRUCTION.

         Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles in effect in the United States of America; (c) "or" is not exclusive; and (d) words in the singular include the plural, and in the plural include the singular. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any references to any statute or law shall also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

                                   ARTICLE II

                     BOARD COMPOSITION AND VOTING AGREEMENTS

2.1      BOARD COMPOSITION.

         The Restricted Stockholders will vote their shares of Common Stock to elect the following directors:

                  (i) Roger Penske, and four (4) additional directors designated by the PCP Entities (the "PCP Directors").

                  (ii) One (1) director nominated by Mitsui.

                  (iii) Three (3) Independent Directors.

         If Mitsui elects not to designate a person for the position of director of the Company, Mitsui shall have the right to nominate a non-voting observer to the Board of Directors of the Company (the "Observer"). The Restricted Stockholders shall cause their nominees on the Board of Directors of the Company to permit the Observer to participate in all meetings of the Board of Directors of the Company. The Observer shall be entitled to receive all materials and information distributed to directors of the Company and shall have access to the Company's management and records as if such Observer were a director.

2.2      COMPOSITION OF COMMITTEES OF THE BOARD OF DIRECTORS.

         The Restricted Stockholders shall use their reasonable best efforts to have the Compensation and Stock Option Committee of the Board of Directors of the Company consist of four persons as follows:

                  (i) Roger Penske and one (1) additional PCP Director.

                  (ii) Two (2) Independent Directors.

2.3      VOTING AGREEMENT.

         Each of the Restricted Stockholders agrees to vote all of the voting securities of the Company Beneficially Owned by it in favor of the persons to be nominated as directors pursuant to Section 2.1 and to take all other reasonable action to cause such Persons to be elected as the only directors of the Company.

2.4      REDUCTION IN RIGHT OF PCP ENTITIES TO DESIGNATE DIRECTORS.

         Notwithstanding anything to the contrary contained in this Agreement, at such time as the percentage Beneficial Ownership in the Company of the PCP Entities together with the Beneficial Ownership in the Company of Penske, taken together ("Adjusted Beneficial Ownership"), is reduced below 20% then the number of PCP Directors shall be reduced to the applicable number in the chart below:

           If such Adjusted Beneficial                                      No. of PCP Directors to be
      Ownership is equal to or greater than:          But less than:           designated thereafter
      --------------------------------------          --------------        --------------------------
                       17.5%                                20.0%                       4
                       15.0%                                17.5%                       3
                       12.5%                                15.0%                       2
                       10.0%                                12.5%                       1

Any reduction resulting from application of this Section 2.4 shall take place on the earlier to occur of (x) the first meeting of stockholders of the Company following the determination of such reduction, and (y) the first vacancy on the Board of Directors following the determination of such reduction.

2.5      SUSPENSION OF RIGHT TO DESIGNATE DIRECTORS.

         Notwithstanding anything to the contrary contained in this Agreement, the right of the PCP Entities or Mitsui, as the case may be, to designate directors of the Company shall be suspended as follows:

            (a) with respect to the PCP Entities, their Adjusted Beneficial Ownership combined with the Beneficial Ownership in the Company of Penske is reduced below 10%; or

            (b) with respect to Mitsui together with any of its Affiliates, its Beneficial Ownership is reduced below 2.5%.

2.6      REPLACEMENT DIRECTORS.

         During such time as the right of either the PCP Entities or Mitsui to nominate directors is reduced or suspended pursuant to Section 2.4 or 2.5, the Restricted Stockholders shall use their reasonable best efforts to have the successors to such directors both: (a) be selected by a majority of the remaining Board of Directors, excluding the director whose position is no longer entitled to be designated by Mitsui or the PCP Entities, and (b) not be Affiliates of the PCP Entities and their Affiliates (other than the Company and its subsidiaries).

2.7      TERMINATION OF ARTICLE II.

         The provisions contained in this Article II shall terminate and be of no further effect from and after the third anniversary of this Agreement.

2.8      QUORUM.

         The presence of at least six Directors shall constitute a quorum for the purpose of meetings of the Board of Directors of the Company.

                                  ARTICLE III

                              STANDSTILL PROVISIONS

3.1      STANDSTILL PROVISIONS.

         Subject to Section 3.2, at any time prior to December 14, 2003, each Restricted Stockholder shall not, and shall cause its Affiliates not to, either alone or as part of a "group" (as such term is used in Rule 13d-5 (as such rule is currently in effect) of the Exchange Act), directly or indirectly:

            (a) acquire or seek to acquire, by purchase or otherwise, ownership (including, but not limited to, Beneficial Ownership) of (i) any capital stock of the Company, or direct or indirect rights (including convertible securities) or options to acquire such capital stock or (ii) any of the assets or businesses of the Company, or direct or indirect rights or options to acquire such assets or businesses;

            (b) offer, seek or propose to enter into any transaction of merger, consolidation, sale of substantial assets or any other business combination involving the Company or any of its Affiliates, whether or not any parties other than such Restricted Stockholder and its Affiliates are involved;

            (c) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company of any of its Affiliates, except as set forth in Article II of this Agreement;

            (d) initiate or propose any stockholder proposals for submission to a vote of stockholders, whether by action at a stockholder meeting or by written consent, with respect to the Company or any of its Affiliates, or except as provided in this Agreement propose any person for election to the Board of Directors of the Company;

            (e) disclose to any third party, or make any filing under the Exchange Act, including, without limitation, under Section 13(d) thereof, disclosing, any intention, plan or arrangement inconsistent with the foregoing;

            (f) form, join or in any way participate in a group to take any actions otherwise prohibited by the terms of this Agreement;

            (g) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or

            (h) make any public announcement with respect to any of the foregoing.

3.2      EXCEPTIONS TO THE STANDSTILL PROVISIONS.

         Notwithstanding the foregoing, the provisions of Section 3.1 shall not prohibit:

            (a) any transaction by a Restricted Stockholder approved by either
(i) a majority of the members of the Board of Directors who are neither designated by such Restricted Stockholder nor otherwise affiliated with such Restricted Stockholder, or (ii) a majority of the stockholders of the Company other than such Restricted Stockholder and its Affiliates;

            (b) (i) in the case of the PCP Entities, the acquisition of securities or of Beneficial Ownership of securities if, after giving effect to such acquisition, the Beneficial Ownership of the PCP Entities in the Company is less than or equal to 65% and (ii) in the case of each of Harvard and Mitsui, the acquisition of securities of the Company or of Beneficial Ownership of securities of the Company if, after giving effect to such acquisition, the Beneficial Ownership of each such Restricted Stockholder in the Company is less than or equal to 49%;

            (c) the granting by the Board of Directors of options to Affiliates of Restricted Stockholders;

            (d) the exercise of stock options; or

            (e) any transaction contemplated by, or in furtherance of, the Regulatory Sideletter, the Registration Rights Agreement or this Agreement.

3.3      STANDSTILL PROVISIONS APPLICABLE TO JPMP AND AON.

            (a) From the date hereof through January 31, 2003 (the "Section 3.3 Standstill Period"):

                  (i) JPMP, or the PCP Entities for the account of JPMP, shall hold shares of Series A Preferred Stock, Series B Preferred Stock or Common Stock representing at least 3,122,449 shares of Common Stock on an as-converted basis, in the aggregate (as adjusted for stock splits, reverse stock splits, combinations, reclassifications or similar events) (the "JPMP Standstill Shares"), and shall not Transfer such shares, except to a Permitted Transferee or Affiliate of JPMP;

                  (ii) AON, or the PCP Entities for the account of AON, shall hold shares of Series A Preferred Stock or Common Stock representing at least 1,377,551 shares of Common Stock on an as-converted basis, in the aggregate (as adjusted for stock splits and the like ) (the "AON Standstill Shares," and together with the JPMP Standstill Shares, the "Standstill Shares"), and shall not Transfer such shares, except to a Permitted Transferee or Affiliate of AON; and

                  (iii) in the event that Penske so requests, JPMP shall use all reasonable efforts to convert any of its Standstill Shares, whether held by JPMP or a PCP Entity for the account of JPMP, which represent non-voting capital stock of the Company into voting capital stock of the Company; provided, however, that JPMP shall have no obligation to effect such conversion if such conversion would cause or could reasonably be expected to cause (A) a Regulatory Problem (as defined in the Regulatory Sideletter), (B) a filing requirement pursuant to the Hart-Scott-Rodino Act of 1976, as amended, or (C) a violation of the applicable securities laws or any rule or regulation of any exchange on which any shares of capital stock of the Company are listed.

            (b) From the date hereof through and including May 1, 2002, other than as contemplated by Section 2.2 (c) of the Registration Rights Agreement, neither JPMP nor AON shall direct the PCP Entities to Transfer any shares of capital stock of the Company, except to the respective Permitted Transferees or Affiliates of JPMP and AON; provided, however, that the foregoing restrictions shall not prohibit JPMP or AON from directing the PCP Entities to Transfer shares of capital stock of the Company in a private sale.

3.4      EXCEPTIONS TO THE STANDSTILL APPLICABLE TO JPMP AND AON.

         Notwithstanding the foregoing, in the event that during the Section 3.3 Standstill Period, Penske or any of its Affiliates Transfers Restricted Securities (other than (i) with respect to Restricted Securities (A) to any Affiliate of Penske or (B) a Transfer by a PCP Entity of securities held by such PCP Entity for the account of either JPMP or AON at the direction of JPMP or AON, or (ii) with respect only to those securities Transferred from Penske Corporation's, JPMP's or AON's respective "Share Account" (as defined in the Operating Agreement(s)) to the "Carry Account" (as defined in the Operating Agreement(s)), a Transfer to Penske Capital or by Penske Capital to its members or by such members to their members ad infinitum) in one transaction or a series of related transactions that represent an amount in excess of five hundred thousand (500,000) shares of Common Stock (determined on an as-converted basis) in the aggregate, the provisions of Sections 3.3(a) and (b) shall terminate immediately prior to such Transfer and be of no further force or effect.

3.5      PENSKE STANDSTILL WITH RESPECT TO COMPANY OFFERING.

         Penske and each of its Affiliates (other than the Company) shall not Transfer (other than a Transfer by a PCP Entity of securities held by such PCP Entity for the account of either JPMP or AON at the direction of JPMP or AON) or dispose of any Restricted Securities (i) as part of, or in connection with the first primary public offering of securities of the Company which includes a secondary sale component to occur following the date hereof, provided such offering occurs on or before August 1, 2003, or (ii) pursuant to Rule 144 promulgated under the Securities Act from the date hereof through and including May 1, 2002.

3.6      ACTION BY PCP ENTITIES.

         Notwithstanding anything contained herein to the contrary but subject to the terms and provisions of the Direction Letters, the PCP Entities shall not take any action for, or exercise any right on behalf of, JPMP or AON without the prior direction or approval of JPMP or AON, as applicable, and the PCP Entities agree to take all necessary actions to effectuate the terms of this Agreement on behalf of JPMP and AON or otherwise.

                                   ARTICLE IV

                              TRANSFER RESTRICTIONS

4.1      RIGHT OF FIRST OFFER.

            (a) At any time after February 1, 2003 but before February 1, 2005, if JPMP or AON, as the case may be (the "Transferring Party"), desires to Transfer any Standstill Shares held by the PCP Entities for their respective accounts (other than to a Permitted Transferee or an Affiliate), and directs the PCP Entities to so Transfer any Standstill Shares, such Transferring Party shall, before such Transfer, take the following actions:

                  (i) Inform Penske Corporation in writing (which shall include by facsimile) of its intent to Transfer such Standstill Shares (the "Transfer Notice") and shall include in such Transfer Notice, the number of Standstill Shares such Transferring Party intends to Transfer (the "Transfer Amount").

                  (ii) Upon receipt of a Transfer Notice, Penske Corporation shall have twenty-four (24) hours from the time of delivery of the Transfer Notice to inform the Transferring Party whether it desires to purchase any such Standstill Shares.

                  (iii) In the event that Penske Corporation informs the Transferring Party in writing that it does not intend to purchase any such Standstill Shares or provides no response prior to the expiration of such twenty-four (24) hour period (the "Penske Rejection"), such Transferring Party shall be entitled to Transfer such Standstill Shares, free and clear of the restrictions set forth in this Section
         4.1 to any party for any consideration for ten (10) Business Days from the effective time of such Penske Rejection (the "Unlimited Transfer Period"). To the extent that the Transferring Party has not Transferred such Standstill Shares within the Unlimited Transfer Period, such Transferring Party shall again comply with the provisions of this
         Section 4.1 prior to Transferring such Standstill Shares which were not so Transferred.

                  (iv) In the event that Penske Corporation informs the Transferring Party in writing that it intends to purchase any such Standstill Shares (the "Penske Offer"), Penske Corporation shall indicate to the Transferring Party the per share price, in cash, it is willing to pay for such Standstill Shares to be purchased by it and the number of such

         Standstill Shares which Penske Corporation intends to purchase (the "Penske Purchase Amount") and such Penske Offer shall be irrevocable for twenty-four (24) hours.

                  (v) If the Transferring Party accepts the Penske Offer, the parties shall complete the Transfer of such Standstill Shares within five (5) Business Days from the date of delivery of such acceptance by the Transferring Party to Penske Corporation. In the event that the Penske Purchase Amount is less than the Transfer Amount, the Transferring Party shall be entitled to Transfer such remaining Standstill Shares (the "Rejected Shares"), free and clear of the restrictions set forth in this Section 4.1, for ten (10) Business Days from the time of the receipt by the Transferring Party of the Penske Offer to any party for any consideration (the "Rejected Share Transfer Period"). To the extent that the Transferring Party has not Transferred all of such Rejected Shares within the Rejected Share Transfer Period, such Transferring Party shall again comply with the provisions of this
         Section 4.1 prior to Transferring such Standstill Shares which were not so Transferred.

                  (vi) If the Transferring Party rejects the Penske Offer, for a period of five (5) Business Days from the date of delivery of such rejection by the Transferring Party to Penske Corporation (the "Limited Transfer Period"), such Transferring Party shall be able to Transfer such Standstill Shares, free and clear of the restrictions set forth in this Section 4.1, to any other party for a per share price, in cash, not less than the per share price set forth in the Penske Offer. To the extent that the Transferring Party has not Transferred all of such Standstill Shares within the Limited Transfer Period, such Transferring Party shall again comply with the provisions of this Section 4.1 prior to Transferring such Standstill Shares which were not so Transferred.

            (b) In the event that a Transferring Party intends to Transfer shares in an underwritten offering (the "Underwritten Offering") pursuant to
Section 2.1 of the Registration Rights Agreement, the Transferring Party shall provide Penske Corporation with the Transfer Notice and the Transfer Amount proposed to be sold in such Underwritten Offering. Penske Corporation, or its Affiliates, shall have the right to purchase all or any portion of the underwritten shares for a period of 30 days (the "Underwritten Offer Period") following receipt of the Transfer Notice at a purchase price equal to the 20-day trailing average closing price of the Common Stock as quoted on the New York Stock Exchange Composite Index determined as of the date of delivery of the Transfer Notice (the "Underwritten Share Price") and shall deliver a non-binding indication of intention to purchase (an "Indication of Intent") such shares within 15 days following receipt of the Transfer Notice. If Penske Corporation or its Affiliates do not elect to purchase all of the underwritten shares within such 30 day period or have not delivered an Indication of Intent within the aforementioned 15 days, then the Transferring Party shall be free to sell the portion of the underwritten shares not purchased by Penske Corporation or its Affiliates in the Underwritten Offering pursuant to the Registration Rights Agreement; provided, that if such Underwritten Offering is not completed within 120 days from the date of the Transfer Notice, then the underwritten shares will again be offered to Penske Corporation pursuant to the terms of this Section 4.1(b). Any purchase of underwritten shares by Penske Corporation or its Affiliates shall be completed within 15 days following the expiration of the Underwritten Offer Period.

4.2      TAG-ALONG RIGHTS.

            (a) In the event any of the PCP Entities or Penske desires to Transfer any Restricted Securities to a third party (other than (i) with respect to any Restricted Securities (A) to their respective Permitted Transferees or Affiliates or (B) pursuant to the direction of JPMP or AON, as the case may be, with respect to those securities of the Company held by the PCP Entities for their respective accounts, or (ii) with respect only to those securities Transferred from Penske Corporation's, JPMP's or AON's respective "Share Account" (as defined in the Operating Agreement(s)) to the "Carry Account" (as defined in the Operating Agreement(s)) and those securities held in Penske Capital's "Share Account" (as defined in the Operating Agreement(s)) to Penske Capital or by Penske Capital to its members or by such members to their members ad infinitum (it being understood that in no event will this clause (ii) apply to any Transfer by Penske Corporation)) at any time prior to February 1, 2005, such PCP Entity or Penske, as the case may be, shall notify JPMP, AON, Mitsui and Harvard (the "Tag-Along Stockholders") in writing, of such proposed Transfer and its terms and conditions (the "Tag-Along Notice"); and

            (b) Within ten (10) Business Days of the date of the Tag-Along Notice, each Tag-Along Stockholder shall notify the PCP Entities or Penske, as the case may be, if it elects to participate in such Transfer. Any such Tag-Along Stockholder that fails to notify such PCP Entity or Penske, as the case may be, within such ten (10) Business Day period shall be deemed to have waived its rights to participate in such Transfer. Each such Tag-Along Stockholder that so notifies the PCP Entities or Penske, as the case may be, shall have the right to Transfer, at the same price per share of Common Stock and on the same terms and conditions as the applicable PCP Entity or Penske, as the case may be, an amount of shares of Common Stock or Common Stock equivalents equal to the shares of Common Stock or Common Stock equivalents the Transferee actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock and Common Stock equivalents issued and owned by such Tag-Along Stockholder (or held by a PCP Entity for such Tag-Along Stockholder's account) and the denominator of which shall be the aggregate number of shares of Common Stock and Common Stock equivalents issued and owned by such PCP Entity (or both PCP Entities, if both are selling pursuant to such transaction) (but excluding any such shares held by such PCP Entity for the account of a Tag-Along Stockholder) and/or Penske (if Penske is selling pursuant to such transaction) and each other Tag-Along Stockholder exercising its rights under this Section (assuming for purposes of calculating such fraction the conversion of all convertible securities and the exercise of all options and warrants held by the PCP Entities, Penske and each Tag-Along Stockholder exercising its rights under this Section).

4.3      TRANSFEREES; NONCOMPLYING TRANSFERS.

         In the event of any purported Transfer of any Restricted Securities in violation of Article IV of this Agreement, such purported Transfer shall be void and of no effect, and no dividend of any kind whatsoever nor any distribution pursuant to liquidation or otherwise shall be paid by the Company to the purported transferee in respect of such Restricted Securities (all such dividends and distributions being deemed waived), and the voting rights of such Restricted Securities, if any, on any matter whatsoever shall remain vested in the Transferor, and the Transferor shall not be relieved of any of its obligations hereunder as the holder of such Restricted Securities. In the event of such a non-complying Transfer, the Company shall not Transfer any such Restricted Securities on its books or recognize the purported Transferee as a stockholder, for any purpose, until all applicable provisions of this Agreement have been complied with.

                                   ARTICLE V

                                CERTAIN COVENANTS

5.1      LEGEND ON CERTIFICATES.

            (a) Each certificate for capital stock of the Company held by the Restricted Stockholders, JPMP or AON (or a PCP Entity for the account of JPMP or
AON), as the case may be, shall be stamped or otherwise imprinted with the legends in substantially the following forms, until such time as any Restricted Securities (i) are registered pursuant to the Securities Act or (ii) are freely Transferable, in the opinion of counsel (such opinion to be reasonably acceptable to the Company) to such Restricted Stockholder, JPMP or AON, as the case may be, with respect to such Restricted Securities held by, or attributable to, such counsel's client, pursuant to Rule 144(k) promulgated under the Securities Act, at which time the Company shall cooperate with such holder to ensure that such legends are removed as promptly as practicable:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THAT CERTAIN SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, BY AND AMONG, AENEAS VENTURE CORPORATION, INTERNATIONAL MOTOR CARS GROUP I, L.L.C., INTERNATIONAL MOTOR CARS GROUP II, L.L.C., J.P. MORGAN PARTNERS (BHCA), L.P., MITSUI & CO., LTD., MITSUI & CO.
            (USA), INC., PENSKE CORPORATION, PENSKE AUTOMOTIVE HOLDINGS CORP., PENSKE CAPITAL PARTNERS, L.L.C., VIRGINIA SURETY COMPANY, INC., AND UNITED AUTO GROUP, INC., A COUNTERPART OF WHICH SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT HAS BEEN PLACED ON FILE BY THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS AND ITS REGISTERED OFFICE. A COPY OF SUCH SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE RECORD

            HOLDER HEREOF UPON WRITTEN REQUEST TO THE COMPANY AT THE PRINCIPAL PLACE OF BUSINESS OF THE COMPANY."

5.2      ROGER PENSKE TO SERVE AS CHAIRMAN AND CHIEF EXECUTIVE OFFICER.

            (a) From and after the date hereof, the PCP Entities shall cause Roger Penske:

                  (i) to serve as the Chairman of the Company until August 3, 2002 and as Chief Executive Officer of the Company until August 3, 2002; provided, however, such obligation shall cease if pursuant to Sections 2.4 or 2.5, PCP Directors shall no longer constitute a majority of the Company's Board of Directors.

5.3      REGISTRATION RIGHTS AGREEMENT.

            (a) Registrations. The Company shall effect a total of two (2) shelf registrations pursuant to Rule 415 of the Securities Act (or other applicable rule) of the capital stock of the Company held by the PCP Entities for the respective account of each of JPMP and AON, in accordance with the provisions of the Registration Rights Agreement, a form of which is attached hereto as Exhibit A.

            (b) No conflicts. The Company shall not enter into any agreement with respect to its securities which is inconsistent with the rights granted to the PCP Entities, JPMP and AON in the Registration Rights Agreement, or otherwise conflicts with the provisions thereof. In the event that the Company enters into any such agreement that grants rights to any party that are senior to or otherwise superior to those granted to each of IMCG (with respect to securities held for the accounts of JPMP and AON), JPMP or AON thereunder, with regard to priority or "cut-backs" in any registration under the Securities Act, the Company shall also grant such senior or superior rights to each of IMCG (with respect to securities held for the accounts of JPMP and AON), JPMP and AON. In the event that the Company enters into any agreement with respect to its securities that grants rights to any party that are senior to or otherwise superior to those granted to Mitsui in the registration rights agreement between Mitsui and the Company referred to in Schedule 5.3 hereto, with regard to priority or "cut-backs" in any registration under the Securities Act, the Company shall also grant such senior or superior rights to Mitsui. In the event that the Company enters into any agreement with respect to its securities that grants rights to any party that are senior to or otherwise superior to those granted to Harvard in the registration rights agreement between Harvard and the Company referred to in Schedule 5.3 hereto, with regard to priority or "cut-backs" in any registration under the Securities Act, the Company shall also grant such senior or superior rights to Harvard. Each of the parties hereto represents and warrants to each of IMCG (with respect to securities held for the accounts of JPMP and AON), Mitsui, JPMP and AON that it has not previously entered into any agreement with respect to its securities granting any registration rights to any party except as set forth on Schedule 5.3 hereto. The parties hereto acknowledge that in the event of a conflict or inconsistency between the Registration Rights Agreement and any other agreement regarding the registration rights of capital stock of the Company (including, but not limited to, those agreements set forth on Schedule 5.3 hereto), the provisions of the Registration Rights Agreement shall control, and each party hereto acknowledges the rights of JPMP and AON under Section 2.2 thereof.

5.4      REGULATORY MATTERS.

            (a) Cooperation of Other Stockholders. Each Restricted Stockholder and AON agrees to cooperate with the Company in all reasonable respects in complying with the terms and provisions of the letter agreement between the Company, the PCP Entities and JPMP, a copy of which is attached hereto as Exhibit B, regarding regulatory matters (the "Regulatory Sideletter"), including without limitation, voting to approve amending the Company's certificate of incorporation, the Company's by-laws or this Agreement in a manner reasonably acceptable to the Restricted Stockholders, AON and JPMP or any Affiliate of JPMP entitled to make such request pursuant to the Regulatory Sideletter in order to remedy a Regulatory Problem (as defined in the Regulatory Sideletter). Anything contained in this Section 5.4 to the contrary notwithstanding, no Restricted Stockholder or AON shall be required under this Section 5.4 to take any action that would adversely affect in any material respect its rights under this Agreement or as a stockholder of the Company.

            (b) Covenant Not to Amend. The Company, each Restricted Stockholder and AON agree not to take any action to amend or waive the voting or other provisions of the Company's certificate of incorporation, the Company's by-laws or this Agreement if such amendment or waiver would cause JPMP or any its Affiliates to have a Regulatory Problem (as defined in the Regulatory Sideletter). JPMP agrees to notify the Company as to whether or not it would have a Regulatory Problem (as defined in the Regulatory Sideletter) promptly after JPMP has notice of such amendment or waiver.

5.5      CONFIDENTIALITY OBLIGATION.

            (a) Mitsui shall treat as secret and confidential any and all confidential information communicated by the Company to the member of the Board of Directors designated by Mitsui or the Observer and shall therefore not disclose or communicate such confidential information to any person or entity, except to those employees and persons within Mitsui and/or its affiliates who need to have access to such information for the purpose of monitoring Mitsui's investment in the Company. Any such employee or person shall be bound by this confidentiality obligation and shall be informed of the confidential nature of the information.

            (b) The obligations imposed above shall not apply to information.

                  (i) which becomes publicly available;

                  (ii) which Mitsui can establish was already in its possession at the time such information was communicated to it;

                  (iii) which is received from a third party without restriction and without breach of this Agreement;

                  (iv) which Mitsui can establish has been independently developed by it; or

                  (v) which is required to be disclosed by applicable law, legal process or, in connection with any judicial process, arbitration or other proceeding.

5.6      FURTHER ASSURANCES.

         Each of the parties hereto shall use commercially reasonable efforts to do such additional things and execute such documents as are reasonably necessary or proper to carry out and effectuate the intent of this Agreement or any part hereof.

                                   ARTICLE VI

                      MUTUAL REPRESENTATIONS AND WARRANTIES

         Each of the parties hereto represents and warrants to the others as follows:

6.1      ORGANIZATION.

         It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

6.2      AUTHORIZATION, VALIDITY AND ENFORCEABILITY.

         It has full power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, its board of directors or other governing body, as applicable, and no other proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by it, and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3      NO VIOLATION OR BREACH.

         The execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby, do not and will not conflict with, result in a violation or breach of, constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) or give rise to any right of termination or acceleration of any right or obligation of it under, or result in the creation or imposition of any lien, mortgage, pledge, security interest, claim, right of first refusal or other limitation on transfer or other encumbrance upon any of its Restricted Securities or shares of Common Stock of the Company, as the case may be, by reason of the terms of, (a) its memorandum of association, certificate of incorporation, by-laws or other charter or organizational document, (b) any contract, agreement, lease, license, mortgage, note, bond, debenture, indenture or other instrument or obligation to which it is a party or by or to which it or its assets or properties may be bound or subject, (c) any order, writ, judgment, injunction, award, decree, law, statute, rule or regulation applicable to it or
(d) any license, permit, order, consent, approval, registration, authorization or qualification with or under any governmental agency, other than in the case of clauses (b), (c) or (d) above any conflict, violation, breach or default which would not, individually or in the aggregate together with all other such conflicts, violations, breaches or defaults, have a material adverse effect on it or have a material adverse effect on its ability to perform its obligations, or consummate the transactions contemplated, hereunder.

                                  ARTICLE VII

                                      TERM

7.1      TERM.

         This Agreement shall commence on the date hereof, and shall terminate on December 31, 2009. This Agreement shall terminate with respect to a Restricted Stockholder, JPMP or AON at such time as such entity ceases to Beneficially Own any Restricted Securities or any shares of Common Stock of the Company, as the case may be.

7.2      EFFECTS OF TERMINATION.

         Upon termination of this Agreement, this Agreement (other than Section 8.9) shall thereafter become void and have no effect, and no party hereto shall have any liability or obligation to any other party hereto in respect of this Agreement, except for any liability resulting from such party's breach of this Agreement.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

8.1      SURVIVAL.

         All of the representations, warranties, covenants, and agreements of the parties contained in this Agreement shall survive until this Agreement is terminated.

8.2      NOTICES.

         All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) two Business Days after the date when sent to the recipient by reputable express courier service (charges prepaid), or (c) seven Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

         If to Harvard              Aeneas Venture Corporation
                                    c/o Charlesbank Capital Partners, LLC
                                    600 Atlantic Avenue, 26th Floor
                                    Boston, MA 02210
                                    Attention: Tami Nason

         With a copy to: (which     Ropes & Gray
         shall not                  One International Place
         constitute notice)         Boston, MA 02110
                                    Attention: Larry Jordan Rowe
                                    Telecopy: (617) 951-7050

         If to Penske:              c/o Penske Corporation
                                    13400 Outer Drive West
                                    Detroit, Michigan 48239
                                    Attention: General Counsel
                                    Telecopy: 313-592-7124

         If to either               c/o Penske Corporation
         PCP Entity:                13400 Outer Drive West
                                    Detroit, Michigan 48239
                                    Attention: General Counsel
                                    Telecopy: 313-592-7124

         If to JPMP:                c/o J.P. Morgan Partners, L.L.C.
                                    1221 Avenue of the Americas
                                    New York, New York 10020
                                    Attention:  Mr. Donald J. Hofmann
                                    Telecopy: (212) 899-3401

         With a copy to: (which     O'Sullivan LLP
         shall not constitute       30 Rockefeller Plaza
         notice)                    New York, New York 10112
                                    Attention:  Christopher P. Giordano, Esq.
                                    Telecopy: (212) 408-2420

         If to Mitsui Japan:        Mitsui & Co., Ltd.
                                    First Motor Vehicles Div.
                                    2-1, Ohtemachi, 1-Chome, Chiyoda-Ku
                                    Tokyo, Japan
                                    Attention: General Manager of First Motor
                                    Vehicles Division

         If to Mitsui USA:          Mitsui & Co. (U.S.A.), Inc.
                                    200 Park Avenue
                                    New York, New York  10166
                                    Attention:     General Manager,
                                                   Detroit Machinery and
                                                   Automotive Department,
                                                   Second Machinery Division

         With a copy to: (which     Debevoise & Plimpton
         shall not constitute       919 Third Avenue
         notice)                    New York, NY 10022
                                    Attention: Christopher Smeall, Esq.

                                    Telecopy: (212) 909-6836

         If to AON:                 Virginia Surety Company, Inc.
                                    c/o Aon Advisers, Inc.
                                    200 East Randolph Drive
                                    Chicago, Illinois  60606
                                    Attention:  Andrew Ward
                                    Telecopy: (312) 701-3900

         With a copy to: (which     Sidley Austin Brown & Wood LLP
         shall not constitute       Bank One Plaza
         notice)                    10 South Dearborn Street
                                    Chicago, Illinois 60603
                                    Attention:  Andrew Shaw, Esq.
                                    Telecopy: (312) 853-7036

         If to the Company:         United Auto Group, Inc.
                                    c/o Penske Corporation
                                    13400 Outer Drive West, Suite B36
                                    Detroit, Michigan 48239
                                    Attn:  General Counsel
                                    Telecopy: (313) 592-7124

or to such other address as any party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section 8.2.

8.3      AMENDMENTS.

         The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by all of the parties hereto; provided, however, that the terms, provisions and conditions of Sections 3.3, 3.4, 3.5, 4.1, and 5.3 may be amended by an instrument in writing duly executed by each of Penske, JPMP and AON, provided that any such amendment shall not adversely affect any Restricted Stockholder.

8.4      ASSIGNMENT AND PARTIES IN INTEREST.

            (a) Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated (by operation of law or otherwise) by any party hereto, other than to an Affiliate of such party, without the prior written consent of the other parties hereto.

            (b) Other than as set forth below, this Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns; provided, however, that
(i) the rights set forth in Article II hereof shall not inure to the benefit of any Transferee (other than a Permitted Transferee) without the prior written consent of each Restricted Stockholder (other than the Transferor), (ii) the provisions of this Agreement shall not be binding on any Transferee other than a Permitted Transferee of Restricted Securities or shares of Common Stock of the Company, as the case may be, and (iii) JPMP and AON are intended third party beneficiaries of Sections 3.2, 3.5 and Article VI.

8.5      EXPENSES.

         On the date hereof or as promptly as practicable thereafter, the Company shall reimburse JPMP and AON for all legal, accounting, investment banking, and other expenses incurred by them in connection with the transactions contemplated by this Agreement, the Registration Rights Agreement, the Operating Agreements, and any and all documents related thereto (including the reasonable fees and reasonable expenses of O'Sullivan LLP, counsel to JPMP and Sidley Austin Brown & Wood LLP, counsel to AON).

8.6      ENTIRE AGREEMENT.

         This Agreement and the other documents executed on the date hereof constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede and are in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein or in the other documents executed on the date hereof.

8.7      DESCRIPTIVE HEADINGS.

         The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

8.8      COUNTERPARTS.

         For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

8.9      GOVERNING LAW; JURISDICTION.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof which might result in the application of the laws of any other jurisdiction.

            (b) Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York and the United States of America located in the County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document to its respective address set forth in Section 8.2 shall be effective service of process for any action or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

8.10     SEVERABILITY.

         In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

8.11     SPECIFIC PERFORMANCE.

            (a) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and further acknowledge and agree that money damages are an inadequate remedy for the breach of this Agreement because of the difficulty of ascertaining the amount of damage that would be suffered in the event of such breach. The parties hereto accordingly agree that they each shall be entitled to obtain specific performance of any provision of this Agreement and injunctive or other equitable relief to prevent or cure breaches of any provision of this Agreement, this being in addition to any other remedy to which they may be entitled by law or equity.

            (b) The parties hereto further agree that they shall not be permitted or have the right to terminate or suspend performance of any provision of this Agreement, it being agreed that all provisions of this Agreement shall continue and be specifically enforceable in all events and under all circumstances until terminated pursuant to the terms of this Agreement, regardless of any events, occurrences, actions or omissions before or after the date hereof. In furtherance of the foregoing, the parties hereto agree that they shall not be permitted to, and shall not, bring any claim seeking to terminate or suspend performance of any provision of this Agreement or seeking any determination that any provision of this Agreement (including, without limitation, this Section 8.11) is invalid, inapplicable or unenforceable.

8.12     TRANSFERS TO AFFILIATES.

         In the event of any Transfer of capital stock of the Company by any party hereto to an Affiliate of such party (other than with respect only to those securities Transferred from Penske Corporation's, JPMP's or AON's respective "Share Accounts" (as defined in the Operating

Agreement(s)) to the Carry Account (as defined in the Operating Agreement(s)) and those securities held in Penske Capital's "Share Account" (as defined in the Operating Agreement(s)) to Penske Capital or by Penske Capital to its members of by such member to their members ad infinitum (it being understood that in no event with this exception apply to any Transfer by Penske Corporation)), prior to the effectiveness of such Transfer, such Transferee shall execute a joinder to this Agreement and shall otherwise agree to be bound by the provisions of this Agreement in the same manner as the Transferor.

8.13     PUBLIC FILINGS.

         Prior to making any filings required by Sections 13 or 16 of the Securities Exchange Act of 1934, as amended, each of the PCP Entities, JPMP and AON shall provide such other parties with a reasonable opportunity to review such filings and comment thereon.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                               AENEAS VENTURE CORPORATION

                          By:     /S/  Michael R. Eisenson
                               -------------------------------
                               Name:   Michael R. Eisenson
                               Title:  Authorized Signatory

                               INTERNATIONAL MOTOR CARS GROUP I,
                                L.L.C.

                          By:  Penske Capital Partners, L.L.C.,
                               as Managing Member

                          By:      /S/   James A. Hislop
                                 -------------------------------
                                 Name:   James A. Hislop
                                 Title:  President and Chief Executive Officer

                               INTERNATIONAL MOTOR CARS GROUP II,
                               L.L.C.

                          By:   Penske Capital Partners, L.L.C.,
                                as Managing Member

                          By:      /S/   James A. Hislop
                             -------------------------------
                                 Name:   James A. Hislop
                                 Title:  President and Chief Executive Officer

                          MITSUI & CO., LTD.

                          By:     /S/  Motokazu Yoshida
                              -------------------------------
                                Name:  Motokazu Yoshida
                                Title: Director and Chief Operation Officer
                                       Motor Vehicles, Marine & Aerospace Group

                          MITSUI & CO. (U.S.A.), INC.

                          By:     /S/  Shozaburo Maruyama
                              -------------------------------
                                Name:  Shozaburo Maruyama
                                Title: Senior Vice President and General Manager
                                       Second Machinery Division

                          PENSKE CAPITAL PARTNERS, L.L.C.

                          By:     /S/  James A. Hislop
                              -------------------------------
                                Name:  James A. Hislop
                                Title: President and Chief Executive Officer

                          PCP Holdings, Inc. as Assignee of
                          PENSKE CORPORATION

                          By:     /S/  Walter A. Czarnecki
                              -------------------------------
                                Name:  Walter A. Czarnecki
                                Title: Executive Vice President


                          PENSKE AUTOMOTIVE HOLDINGS CORP.

                          By:     /S/  Walter A. Czarnecki
                              -------------------------------
                                Name:  Walter A. Czarnecki
                                Title: Vice Chairman

                          UNITED AUTO GROUP, INC.

                          By:    /S/   Robert H. Kurnick, Jr.
                              -------------------------------
                                Name:  Robert H. Kurnick, Jr.
                                Title: Executive Vice President


                          FOR PURPOSES OF SECTIONS
                          3.3, 3.4, 4.1, 4.2, 5.1,
                          5.3, 5.4, 7.1, AND ARTICLE
                          VIII ONLY:

                          J.P. MORGAN PARTNERS (BHCA), L.P.

                          By:   JPMP Master Fund Manager, L.P.,
                                its General Partner

                          By:   JPMP Capital Corp.,
                                its General Partner

                          By:    /S/   Donald J. Hofmann, Jr.
                              -------------------------------
                                Name:  Donald J. Hofmann, Jr.
                                Title: Managing Partner


                          VIRGINIA SURETY COMPANY, INC.

                          By:    /S/   Michael A. Conway
                              -------------------------------
                                Name:  Michael A. Conway
                                Title: Senior Vice President

                                                                       EXHIBIT A

                      Form of Registration Rights Agreement

                                                                       EXHIBIT B

                          Form of Regulatory Sideletter

                                  Schedule 5.3

Registration Rights Agreement among EMCO Motor Holdings, Inc., Aeneas Venture Corporation, and the other parties thereto dated as of October 15, 1993, as amended on July 31, 1996.

Registration Rights Agreement among United Auto Group, Inc., International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C. dated as of April 12, 1999.

Registration Rights Agreement among United Auto Group, Inc. and Penske Automotive Holding Corp. dated as of December 22, 2000.

Registration Rights Agreement among United Auto Group, Inc., Mitsui & Co., Ltd., and Mitsui & Co. (USA), Inc., dated as of February 28, 2001, as amended.